EXHIBIT 99.1

[LOGO] News Release

Sunoco, Inc

1801 Market Street

Philadelphia, Pa. 19103-1699

For further information contact:	For release: IMMEDIATELY
Jerry Davis (media) 215-977-6298
Terry Delaney (investors) 215-977-6106

No.3992

SUNOCO CLOSES EAGLE POINT REFINERY ACQUISITION;

PROVIDES FOURTH QUARTER EARNINGS GUIDANCE

PHILADELPHIA, January 13, 2004—Sunoco, Inc. said today that it has closed its previously announced acquisition of the Eagle Point refinery in Westville, NJ from El Paso Corporation. The purchase price was $111 million plus certain assumed liabilities and $138 million for inventories at closing. The acquisition increases Sunoco’s total refinery processing capacity by 20 percent to 880,000 barrels per day.

Sunoco expects the transaction will be significantly accretive to earnings. It estimates the Eagle Point refinery should earn approximately $65 million after-tax annually based on average 2000-03 refining margins, including immediate Sunoco synergies of approximately $30 million pre tax. Tier II regulatory capital spending requirements for gasoline and diesel is estimated at $100 million for the facility.

Sunoco also announced today that it expected fourth-quarter 2003 net income would be in the range of $.50 to $.60 per share. Results for the quarter were negatively impacted by significant planned maintenance at its Philadelphia, PA refinery and weakening margins at the end of the quarter. Results also included certain charges for environmental incidents that occurred in prior years. The company’s actual results will be reported and further detailed on January 22, 2004.

“We are pleased to have completed the Eagle Point refinery acquisition,” said Sunoco Chairman and Chief Executive Officer John G. Drosdick. “This facility is a logical and low-cost addition to our Northeast Refining complex. As part of our refining system, Eagle Point offers significant synergy and improvement opportunities both immediate and longer-term. We are ready to integrate Eagle Point into Sunoco and expect it to be a significant contributor in 2004 and beyond.”

The company will hold a conference call on Wednesday, January 14 at 10:00AM ET to discuss the Eagle Point acquisition. Those wishing to listen can access the call through Sunoco’s Web site at http://www.SunocoInc.com. A replay will be available for ten days beginning approximately one hour following the completion of the call. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins.

Individuals wishing to listen to the call on the company’s Web site will need Windows Media Player™, which can be downloaded free of charge from Microsoft or from Sunoco’s Conference Call page. To view and print the slides, you will need the Acrobat Reader™, which can be downloaded free of charge from Adobe or from Sunoco’s Conference Call page.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 880,000 barrels per day of refining capacity, over 4,600 retail sites selling gasoline and convenience items, interests in almost 11,000 miles of domestic crude oil and refined product pipelines and 34 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a growing force in petrochemicals with approximately six billion pounds of annual sales, largely chemical intermediates used in the manufacture of fibers, plastics, film and resins. Utilizing a proprietary technology, Sunoco also manufactures two million tons annually of high-quality blast furnace coke for use in the steel industry.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; changes in refining, chemical and other product margins; variation in petroleum-based commodity prices and availability of crude oil supply or transportation; fluctuations in supply of feedstocks and demand for products manufactured; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; plant construction/repair delays; nonperformance by major customers, suppliers or other business partners; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sunoco’s third quarter Form 10-Q filed with the Securities and Exchange Commission on November 6, 2003 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.